Exhibit 4.1

PROMISSORY NOTE

THIS PROMISSORY NOTE IS MADE WITH EFFECT AS OF JUNE 29, 2022 AT 12:00PM GMT (THE “EFFECTIVE TIME”)

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Avon Cosmetics Limited, a company organized and existing in accordance with the laws of United Kingdom, with registered address at Nunn Mills Road, Northampton, NN1 5PA, United Kingdom (the “Issuer”), hereby unconditionally promises to pay to the order of Natura &Co Luxembourg Holdings S.à r.l, a company organized and existing in accordance with the laws of Luxembourg, with registered address at 8-10 Avenue de la Gare L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 98931, or its assigns (the “Noteholder”), the principal amount of USD 115,000,000 together with all accrued interest thereon, as provided in this Promissory Note (the “Note”). The Issuer and Noteholder are hereinafter collectively referred to as the “Parties” and individually as “Party”.

NOW THEREFORE, the Issuer agrees as follows:

Section 1. Definitions.

1.1       For the purpose of this Note, the following terms shall have the meaning assigned to them below unless the context requires otherwise:

(a)	“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

(b)	“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

(c)	“Event of Default” means any of the events provided in Section 7.

(d)	“Holding Company” means in relation to a person, any other person in respect of which it is a Subsidiary.

(e)	“Interest” means any interest amounts, which shall become due by the Issuer pursuant to this Note.

(f)	“Interest Rate” means the rate of interest as set forth in Section 3.

(g)	“Loan” has the meaning as defined in Section 2.1.

(h)	“Maturity Date” means 28 June 2029.

(i)	“Principal Amount” has the meaning as defined in Section 2.1.

(j)	“Subsidiary” means any corporation, limited liability company or other entity in which a person directly or indirectly owns all of the equity interests.

Section 2. The Loan.

2.1       Principal Amount. As at the Effective Time, the Issuer shall be obliged to pay to the Noteholder the amount of USD 115,000,000 (together with any accrued but unpaid Interest under Section 3, the “Principal Amount”), subject to the terms and conditions as set forth herein, hereinafter referred to as the “Loan”.

2.2       Maturity of Loan. Without prejudice to Section 4 and 7, the Loan shall be due and payable by the Issuer on a date, which shall be the earlier of (i) the Maturity Date; or (ii) at the election of the Noteholder, upon the occurrence of an Event of Default.

Section 3. Interest.

3.1       Interest Rate. The Interest on the Principal Amount of the Loan shall accrue at a rate equal to six point seventy one percent (6.51%) per annum (the “Interest Rate”). Interest accruals and payments will be calculated on an actual number of days divided by 360. Accrued Interest is due and payable annually and on the Maturity Date. In the event that the interest payment date falls on a day that is not a Business Day, the payment shall be payable on the next Business Day.

Section 4. Optional Prepayments.

4.1       Optional Prepayments. Issuer has the right to prepay, in whole or in part, without premium or penalty, the Loan upon providing not less than three (3) Business Days’ notice to Noteholder of the amount of the Loan to be prepaid. All prepayments of the Loan shall include the payment of any accrued Interest on the Principal Amount being prepaid to (but excluding) the date of prepayment.

4.2       Application of Payments. Unless the Parties shall decide otherwise, any repayment of the Loan under this Note shall be applied in satisfaction of (i) collections and costs, if any; (ii) accrued Interest; and (iii) the outstanding Principal Amount.

Section 5. Representations and Warranties.

5.1       Representations and Warranties of the Issuer. The Issuer represents and warrants as follows:

(a)	The Issuer is a company duly organized, validly existing and in good standing under the laws of the United Kingdom;

(b)	The execution, delivery and performance by the Issuer of its obligations under this Note are within the Issuer's corporate powers,

have been duly authorized by all necessary corporate action, and do not contravene:

(i)	the Issuer's Articles of Association or similar governing documents; or

(ii)	any law or any judgment or contractual restriction binding on or affecting the Issuer;

(c)	No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body which has not already been obtained or made is required for the due execution, delivery and performance by the Issuer of this Note; and

(d)	This Note is the legal, valid and binding obligation of the Issuer enforceable against Issuer in accordance with its terms.

Section 6. Covenants of Issuer.

6.1       No Fundamental Changes. The Issuer shall not directly or indirectly merge, consolidate, amalgamate or liquidate itself with any person or entity (other than an Affiliate) without the permission of the Noteholder. The Issuer shall not directly or indirectly convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business assets to any person or entity (other than an Affiliate) without the permission of the Noteholder.

6.2       Limitation on Distributions. The Issuer shall not distribute any amount to the holder of its equity interest if at the time proposed for such distribution an Event of Default has occurred and is continuing.

Section 7. Events of Default.

7.1       Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

(a)	in the event of (i) the involuntary filing of a petition for insolvency or the suspension of payments regarding the Issuer; (ii) involuntary liquidation or composition with creditors of the Issuer; or (iii) an attachment maintained for at least two (2) months in respect of all or substantially all of the assets of the Issuer;

(b)	in the event the Issuer becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes a general assignment for the benefit of its creditors;

(c)	in the event the Issuer fails to pay any amount due by it under this Note on the dates and in the manner provided herein after having been notified thereof in writing, and has not remedied such failure within two (2) calendar weeks after the date of such notification;

(d)	in the event that it shall become unlawful for any of the Parties to maintain the Loan or perform any other of its respective obligations thereunder, or if this Note shall cease to be effective and enforceable in accordance with its terms; or

(e)	in the event that the Issuer materially breaches a covenant contained in Section 6.

7.2       Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Issuer and with immediate effect (a) declare the entire Principal Amount of the Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and (b) exercise any or all of its rights, powers or remedies under applicable law.

Section 8. Notices.

8.1       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, courier, or by telecommunication to the addresses stated hereinabove or other address notified to the Parties, to the attention of, in the case of Issuer, one of the directors or the company secretary and, in the case of Noteholder, to the Treasurer.

Section 9. Applicable Law and Settlement of Disputes.

9.1       Applicable Law. This Note and all matters, claims or causes of action based upon, arising out of, or relating to this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

9.2       Dispute Resolution. Any dispute arising under, out of, or relating to this Note and any subsequent amendments of this Note including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall, if possible, be finally settled amicably by negotiation between Noteholder and Issuer. Subject to the foregoing, with respect to any such dispute, the Issuer hereby irrevocably consents and submits to the sole and exclusive jurisdiction of England and Wales.

Section 10. Miscellaneous.

10.1        Waiver. The failure of Noteholder to enforce at any time any part of this Note or to require at any time performance by Issuer of any part of this Note, shall in no way constitute a present or future waiver thereof, nor in any way affect the validity of Noteholder to enforce each and every Section of this Note.

10.2        Assignment. The Issuer shall not assign or delegate this Note or any of its rights or obligations under this Note without the prior written consent of the Noteholder, which consent shall not be unreasonably withheld. The Noteholder shall be entitled to assign any of its rights or obligations hereunder without prior consent of the Issuer.

10.3        Entire Agreement. This Note contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all previous understandings and agreements between the Parties regarding the subjects contained herein.

10.4        Severability. If any section, term, provision, or clause thereof in this Note is found or held to be null and void, invalid or unenforceable in any jurisdiction in which this Note is being performed, the remainder of this Note shall be valid and enforceable and the Parties shall negotiate in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Note.

10.5        Amendment. No alteration, amendment, waiver, cancellation or other change in any term or condition of this Note shall be valid or binding on either Party unless the same has been agreed to in writing by the Parties.

10.6        Headings. No separate meaning shall be given to the headings above and in front of the sections of this Note.

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IN WITNESS WHEREOF, the Issuer has executed and delivered this Note as a deed as of the date first written above.

Executed and delivered as a deed by
ISSUER
Acting through a director

Signature:	/s/ Anna Tolley
Name:	Anna Tolley
Title:	Director

In the presence of:

Signature:	/s/ Maxine Chapman
Name:	Maxine Chapman
Occupation:	EA Legal and Company Secretary
Address:	Avon Cosmetics Limited
Nunn Mills Road
Northampton NN15PA